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              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Response)
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1. Name and Address of Reporting Person(*)

   Whippoorwill Associates, Inc.
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   (Last)               (First)                 (Middle)

   11 Martine Avenue
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                                    (Street)

   White Plains          NY                      10606
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol


   Arch Communications Group, Inc. and APGR
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3. IRS or Social Security Number of Reporting Person (Voluntary)

   13-3595884
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4. Statement for Month/Year

   11/99
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [ X ]   Other (specify below)



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7. Individual or Joint/Group Filing
   (Check Applicable Line)

   [ X ]   Form filed by One Reporting Person
   [   ]   Form filed by More than One Reporting Person


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock, par value $.01 per
share                                 11/19/99       S             100,000       (D)    7.5625
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Common Stock, par value $.01 per
share                                 11/23/99       S             150,000       (D)    7.4375   6,020,045      (I)       As
                                                                                                                          investment
                                                                                                                          adviser
                                                                                                                          for
                                                                                                                          clients
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).

FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    Form of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:

The Reporting Person is a registered investment adviser, and by virtue of the aggregate percentage position of its clients, as determined in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934 (the "Exchange Act"), it is "deemed" to be a more than 10% beneficial owner of the Issuer's Common Stock. However, the Reporting Person disclaims beneficial ownership in these securities except to the extent of its "pecuniary interest" (as such term is defined in Rule 16a-1 under the Exchange Act) in its clients' securities, if any. The Reporting Person disclaims beneficial ownership in these securities for Section 16 purposes and for all other purposes.



  /s/ David Strumwasser                                     December 8, 1999
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      (**)Signature of Reporting Person                         Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.